U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DATA STORAGE CONSULTING SERVICES, INC.
(Exact name of registrant as specified in its charter)

.
Colorado	3572	20-8096131
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

11679 E. Berry Place
Englewood, Colorado 80111
(303) 883-9334
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Ross Bernstein
President
Data Storage Consulting Services, Inc.
11679 E. Berry Place
Englewood, Colorado 80111
(303) 883-9334
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 793-0304
Fax (303) 409-7650

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of			Proposed
each Class		Proposed	Maximum
of Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered(2)	Registered	per Share (3)	Amount	Fee (1)

Common Stock	800,000	$0.25	$200,000	$100

________________________

(1)	Represents the minimum registration fee.

(2)
We intend to offer a minimum of 400,000 shares of our common stock (the "Shares") up to a maximum of 800,000 Shares. We will establish an escrow account and all proceeds will be deposited into said account until such time as the minimum subscription, or $100,000 is raised, at which time the funds will be released to us for use in operations. In the event we do not raise the minimum proceeds before the expiration date of the offering, all funds raised will be returned promptly to the subscribers without deductions or interest.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).
________________________
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

DATA STORAGE CONSULTING SERVICES, INC.
400,000 shares of common stock (Minimum Offering)
800,000 shares of common stock (Maximum Offering)
$0.25 Per Share

This is the initial offering of common stock of Data Storage Consulting Services, Inc. No public market currently exists for these shares. Data Storage Consulting Services, Inc. is offering for sale a minimum of 400,000 shares, up to a maximum of 800,000 shares of its common stock on a "self-underwritten", best efforts basis, which means our officers and directors will attempt to sell the shares. The shares will be offered at a price of $0.25 per share for a period of one hundred and twenty (120) days from the date of this prospectus, subject to a ninety (90) day extension. There is no minimum amount of shares required to be purchased by any particular investor.

Data Storage Consulting Services, Inc. is a company with a limited operating history. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment. Before investing, you should carefully read this prospectus and, particularly, the "Risk Factors" section, beginning on page 6. .

Neither the U.S. Securities and Exchange Commission nor any state securities division has approved or disapproved these securities, passed upon the truthfulness or accuracy, or determined if this prospectus is current or complete. Any representation to the contrary is a criminal offense.

	Public	Underwriting
	Offering	or Sales	Proceeds to
	Price	Commissions	Data Storage Consulting Services, Inc.

Common Stock (1)
Total Offering -
Minimum Offering (2)(3)	$0.25	$ 0	$100,000
Maximum Offering	$0.25	$ 0	$200,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

________________________

(1)	As of the date of this prospectus, there is no public trading market for our common stock and no assurance that a trading market for our shares will ever develop.

(2)
Pending the receipt and payment of any checks gathered to satisfy the $100,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering. The Escrow Agent is Community Banks of Colorado, who has the sole signature authority over this account and determines whether the minimum offering requirements are satisfied. Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension period, for a potential total of 210 days. See "Use of Proceeds" and "Plan of Distribution".

(3)	The proceeds to the Company are shown before deduction for legal, accounting, printing, and other expenses, estimated at $38,000. See "Use of Proceeds" and "Dilution".
________________________

Subject to Completion, Dated ________, 2007

DATA STORAGE CONSULTING SERVICES, INC.
11679 E. Berry Place
Englewood, Colorado 80111

SUMMARY OF PROSPECTUS

General Information about Our Company

Data Storage Consulting Services, Inc. was incorporated in the State of Colorado on December 12, 2006. References in this document to "us," "we," or "Company" refer to Data Storage Consulting Services, Inc.

We sell data storage protection and consulting services to small and medium businesses. We currently operate exclusively in Colorado We market and sell our products and services to directly to business end users. We have a limited history of operations. Our auditors have expressed doubts about our ability to continue as a going concern. Our headquarters are located at 11679 E. Berry Place, Englewood, Colorado 80111. Our phone number at our headquarters is (303)883-9334. Our fiscal year end is December 31.

The Offering

Following is a brief summary of this offering. Please see the Plan of Distribution; Terms of the Offering section for a more detailed description of the terms of the offering.

Securities Being Offered	A minimum of 400,000 shares and up to a maximum of 800,000 shares of common stock, par value $.001.

Offering Price per Share	$0.25

Offering Period	The shares are being offered for a period not to exceed 120 days, unless extended by our board of directors for an additional 90 days.

Gross Proceeds to Our Company	$100,000 (Minimum Offering) $200,000 (Maximum Offering)

Use of Proceeds	We intend to use the proceeds to pay for offering expenses and to develop our proposed business operations.

Number of Shares Outstanding Before the Offering:	8,525,000

Number of Shares Outstanding After the Offering:	9,325,000 (maximum offering) 8,925,000 (minimum offering)

Plan of Distribution
This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors to sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares they sell. The officers and directors will not purchase Shares in this offering, including, but not limited to, purchases of Shares in order to reach the minimum offering amount..

Escrow Account
Pending sale of the $100,000 minimum, all proceeds will be held in non-interest bearing escrow account by the Escrow Agent for this offering. The Escrow Agent is Community Banks of Colorado. Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension  period, for a potential total of 210 days. See "Use of Proceeds" and "Plan of Distribution".

Use of Proceeds	The proceeds of this Offering will be used to pay for marketing activities, general and administrative expenses and for the costs of the Offering. See “Use of Proceeds.”

Investor Suitability Requirements
This offering is limited to investors resident in Colorado. Purchasers in any subsequent trading market must comply with the applicable securities laws of the State in which they purchase our common stock.

Subscription Agreement and Procedures
We will accept no subscriptions or indications of interest until our registration statement is effective. At that point, all subscriptions must be made by the execution and delivery of a subscription agreement, a form of which is attached to this prospectus as Annex A. Subscriptions are not binding until accepted.

Risk Factors
An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. You should carefully consider the information set forth in the “Risk Factors” section.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all of the material risks involved if you decide to purchase shares in this offering.

Risks Associated With our Company:

We have no operating history.

 We began operations in December, 2006. Since the inception of our current business operations, we have been engaged in organizational activities, including developing a strategic operating plan, developing processing technology, and raising private capital. We have no production facilities. Accordingly, we have no relevant operating history upon which an evaluation of our performance and future prospects can be made.

We have had a history of losses.

 We had no income for the fiscal quarter and the six months ended June 30, 2007. We have a history of net losses.  We  incurred a net loss of $8,490 from inception through December 31, 2006 and a total loss of $8,490 from inception through June 30, 2007. From December 12, 2006 (date of inception) through June 30, 2007, we reported an accumulated stockholders’ deficit of $8,490. We may to continue to incur net losses for the foreseeable future as we continue to further develop our business. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this “Risk Factors” section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Because we had incurred continuing operating losses, our accountants have expressed doubts about our ability to continue as a going concern.

For the fiscal year ended December 31, 2006, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to locate clients who will purchase our products and use our services; and

•	our ability to generate revenues.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $30,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

The concept for our business model was developed in 2006. We have operated as a corporation for some time, we have a limited operating history, based upon no revenues and a lack of profitability. These factors make it difficult to evaluate our business on the basis of historical operations. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our limited operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could be continue to incur losses, which may result in a decline in our stock price.

We have no experience as a public company.

We have never operated as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

We are implementing a strategy to grow and expand our business, which is expensive and may not generate increases in our revenues.

We intend to expand our business, and we plan to incur expenses associated with our growth and expansion. Although we recently raised funds through private offerings to implement our growth strategy, these funds may not be adequate to offset all of the expenses we incur in expanding our business. We will need to generate greater revenues to offset expenses associated with our growth, and we may be unsuccessful in achieving greater revenues, despite our attempts to grow our business. If our growth strategies do not result in increased revenues, we may have to abandon our plans for further growth or may even reduce the current size of our operations.

 We may need to raise additional funds, and these funds may not be available when we need them.

Based on our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. This has not always been the case, since we have had a history of losses. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $30,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. . We cannot assure that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, then we may need to change our business strategy and reduce our rate of growth.

We must effectively manage the growth of our operations, or we may outgrow our current infrastructure.

As of June 30, 2007, we had one employee, our President. If we experience rapid growth of our operations, we could see a backlog of client orders. We can resolve these capacity issues by hiring additional personnel and upgrading our infrastructure. However, we cannot guarantee that sufficient additional personnel will be available or that we will find suitable technology to aid our growth. In any case, we will continue pursuing additional sales growth for our company. Expanding our infrastructure will be expensive, and will require us to train our workforce, and improve our financial and managerial controls to keep pace with the growth of our operations.

Because we are small and do not have much capital, we must limit our operations. A company in our industry with limited operations has a smaller opportunity to be successful.

Because we are small and do not have much capital, we must limit our operations. We must limit our operations to providing a limited range of products and services as the only area in which we operate. Because we may have to limit our operations, we may not generate sufficient sales to make a profit. If we do not make a profit, we may have to suspend or cease operations.

Because our current officers and directors are involved with other businesses, some of which are in the same industry, the manner in which we operate may create the possibility of a conflict of interest.

All of our officers and directors are also involved with other businesses, some of which are other businesses in the same industry. Messrs. Hanson, and Hartman are involved in other businesses in the same industry. Messrs. Ross and Neil Bernstein are involved in other business activities not related to the same industry but which require their time and attention.  All of these other arrangements could create conflict of interest with respect to our operations. Each of our officers and directors is aware of their responsibilities with respect to corporate opportunities and plans to operate our Company in such a manner as to minimize the effect of any conflict of interest. Each officer and director has agreed to contract with the Company on the same or better terms and conditions than each would with unaffiliated third parties. Each of these officers and directors will use their best judgments to resolve all potential conflicts. We cannot guarantee that any potential conflicts can be avoided.

Our success will be dependent upon our management.

Our success will be dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of any or all of these individuals, particularly Messrs. Ross and Neil Bernstein, could have a material, adverse impact on our operations. We have no written employment agreements with any officers and directors, including Messrs. Ross and Neil Bernstein. We have not obtained key man life insurance on the lives of any of these individuals.

There are risks associated with introducing new products. If we are not successful with those product introductions, we will not realize on our investment in developing those products.

We will continue to evaluate opportunities to develop product solutions, and when we choose to develop such products we will incur expenses in those development efforts. Market acceptance of new products may be slow or less than we expect. Our products also may not perform in a manner that is required by the market, or our competitors may be more effective in reaching the market segments we are targeting with these products. Slow market acceptance of these products will delay or eliminate our ability to recover our investment in these products. During any period that we unsuccessfully seek to market these products, we will also incur marketing costs without corresponding revenue.

Our ability to grow our business depends on relationships with others. We have no established relationships at this time.  We may never develop such relationships. Further, if we were to lose those relationships, we could lose our ability to sell certain of our products.

Most of our revenue and a majority of our gross profit is expected to come from selling integrated solutions, consisting of combinations of hardware and software products produced by others. While our relationships will change from time to time, we must rely upon technology partners to augment and enhance the products we plan to sell. At the present time, we do not have any technology partners and cannot guarantee we will ever develop any such partners. If we do develop such partners, we risk that a given technology partner will change its marketing strategy and de-emphasize its use of marketing partners such as us. Our ability to generate revenue from reselling  its products would diminish and our operations and results of operations would be materially and adversely affected.

We are a relatively small company with limited resources compared to some of our current and potential competitors, which may hinder our ability to compete effectively.

Some of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition, and a larger installed base of clients than we have. As a result, these competitors may have greater credibility with our existing and potential clients. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in client requirements. In addition, some of our current and potential competitors have already established supplier or joint development relationships with decision makers at our potential clients.

We may be unable to hire and retain key personnel.

Our future success depends on our ability to attract qualified storage technology and geospatial imagery personnel. We may be unable to attract these necessary personnel. If we fail to attract or retain skilled employees, or if a key employee fails to perform in his or her current position, we may be unable to generate sufficient revenue to offset our operating costs.

We may need to substantially invest in marketing efforts in order to grow our business, which will be expensive.

In order to grow our business, we will need to develop and maintain widespread recognition and acceptance of our company, our business model, our services and our products. We have not presented our service and product offering to the potential market. We plan to rely primarily on word of mouth from our existing contacts we develop personally through industry events to promote and market ourselves. In order to successfully grow our company, we may need to significantly increase our financial commitment to creating awareness and acceptance of our company among retailers, which would be expensive. To date, marketing and advertising expenses have been negligible. If we fail to successfully market and promote our business, we could lose potential clients to our competitors, or our growth efforts may be ineffective. If we incur significant expenses promoting and marketing ourselves, it could delay or completely forestall our profitability.

Our business is not diversified, which could result in significant fluctuations in our operating results.

All of our business is involved in the marketing of selling integrated data storage solutions, and, accordingly, is dependent upon trends in the sector. Downturns in the integrated data storage solutions sector could have a material adverse effect on our business. A downturn in the integrated data storage solutions sector may reduce our stock price, even if our business is successful.

Our directors have the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

The current members of our Board of Directors beneficially own, in the aggregate, approximately 90% of our common stock, on a fully diluted basis. As a result, if they choose to vote in concert, our directors are collectively able to significantly influence the outcome of any corporate matters submitted to our stockholders for approval, including any transaction that might cause a change in control, such as a merger or acquisition. It is unlikely that stockholders in favor of a matter, which is opposed by the Board of Directors, would be able to obtain the number of votes necessary to overrule the vote of the Board of Directors. Further, the control by the directors means that they may make decisions for us with which you may disagree or that you may feel is not in our best interests.

Risks Associated with this Offering:

Buying low-priced penny stocks is very risky and speculative.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this offering in the public markets.

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell them through our officers and directors, who will receive no commissions. We will hold investment meetings and invite our friends, acquaintances and relatives in an effort to sell the shares to them; however, there is no guarantee that we will be able to sell any of the shares. In the event we are unable to sell most of the shares in this offering, we will be forced to reduce our proposed business operations until such time as additional monies can be obtained, either through loans or financings.

You will incur immediate and substantial dilution of the price you pay for your shares.

Our existing stockholders acquired their shares at a cost substantially less than that which you will pay for the shares you purchase in this offering. Accordingly, any investment you make in these shares will result in the immediate and substantial dilution of the net tangible book value of those shares from the $0.25 you pay for them. As of June 30, 2007, our net tangible book value (assuming that a total of 8,525,000 Common Shares were issued and outstanding) was $8,360 or approximately $0.001 per share. Assuming that $162,000 of maximum net proceeds are realized from this Offering, the dilution to new investors from the Offering price of $0.25 per share will be approximately $0.232 per share, and the gain by existing investors will be approximately $0.011  per share. Assuming that $62,000 of minimum net proceeds are realized from this Offering, the dilution to new investors from the Offering price of $0.25 per share will be approximately $0.242 per share, and the gain by existing investors will be approximately $0.007 per share.

Our common stock currently has no trading market and there is no guarantee a trading market will ever develop for our securities.

There is presently no demand for our common stock. There is presently no public market for the shares being offered in this prospectus. While we do intend to apply for quotation in the Over-the-Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

The over-the-counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

All of our common stock is restricted but could become eligible for resale under Rule 144; this could cause the market price of our common stock to drop significantly, even if our business is doing well.

Of our total outstanding shares following this offering, 8,525,000 or 96% (minimum) or 91% (maximum) are restricted from immediate resale but may be sold into the market subject to volume and manner of sale limitations under Rule 144 beginning in December, 2007. This could cause the market price of our common stock to drop significantly, even if our business is doing well. After this offering, we will have outstanding 8,925,000 shares (maximum) or 9,325,000 (minimum) of common stock based on the number of shares outstanding at June 30, 2007. This includes the common shares we are selling in this offering, which may be resold in the public market immediately.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

USE OF PROCEEDS

We have estimated the total proceeds from this offering to be $100,000, assuming a minimum subscription, or $200,000, assuming all shares are sold, which we cannot guarantee. These proceeds do not include offering costs, which we estimate to be $38,000. We expect to disburse the proceeds from this offering in the priority set forth below, during the first 12 months after successful completion of this offering:

	Minimum	Maximum
	Offering	Offering

Total Proceeds	$100,000	$200,000
Less: Estimated Offering Expenses (1)	38,000	38,000

Proceeds to Us:	$62,000	162,000

Develop Operations(2)	$32,000	$132,000
Working Capital(3)	$30,000	$30,000

 ____________

(1)	Offering expenses include legal, accounting, printing, and escrow agent fees. The escrow agent fees are estimated at $500.

(2)
We plan to spend these funds on marketing and sales of the Company's services and for general operations of the Company. If we raise an amount between the minimum and maximum, we will use it for additional working capital, at the discretion of our board of directors.

(3)
We plan to spend our working capital in the following areas: Most of the funds will be used for mass marketing tools, such as brochures or leaflets. We may use some of the funds as refundable advances for commission salespeople. The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

•	Sales generated from present and anticipated operations,

•	The development of marketing and sales resources,

•	Administrative and legal expenses, and

•	Other requirements not now known or estimable.
__________________

Until we use the net proceeds for the above purposes, we intend to invest such funds in short-term interest-bearing investment grade obligations and deposit accounts.

If we raise an amount between the minimum and maximum, we will use the excess amount above the minimum but below the maximum to expand our operations, as discussed above.

We believe that our available cash and existing sources of funding, together with the minimum proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next twelve months.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us. We considered no aspect of our capital structure in determining the offering price or the number of shares to be offered. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. As of June 30, 2007, the net tangible book value of our shares was $8,360 , or approximately $0.001 per share, based upon 8,525,000 shares outstanding.

Upon completion of this offering, but without taking into account any change in the net tangible book value after completion of this offering, other than that resulting from the sale of the minimum (maximum) Shares and receipt of the net proceeds of $100,000 ($200,000), less offering expenses of $38,000, the net tangible book value of the 9,325,000 shares to be outstanding, assuming a maximum subscription, will be $170,360, or approximately $0.018 per Share. If the minimum number of Shares are sold, of which there can be no guarantee, the net tangible book value of the 8,925,000 shares to be outstanding would be $70,360, or approximately $0.008 per share. Accordingly, the net tangible book value of the Shares held by our existing stockholders will be increased by $0.011 per share, assuming a maximum subscription, or $0.007 per share. Assuming a maximum subscription, without any additional investment on their part, and the purchasers of Shares in this Offering will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.25 per Share) of $0.232  per share. If we sell the minimum amount, they will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.25 per Share) of $0.242 per share.

After completion of the sale of the minimum number of shares in this offering, the new shareholders will own approximately 4% of the total number of shares then outstanding, for which they will have made a cash investment of $100,000, or $0.25 per Share. Upon completion of the sale of the maximum number of Shares in this offering, the new shareholders will own approximately 8% of the total number of shares then outstanding, for which they will have made a cash investment of $200,000, or $0.25 per Share. The existing stockholders will own approximately 96% and 92% based on the minimum and maximum proceeds received of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $8,360 per Share.

The following table illustrates the per share dilution to new investors, assuming both the minimum and maximum number of shares being offered, and does not give any effect to the results of any operations subsequent to June 30, 2007 or the date of this registration statement:

	Minimum Offering	Maximum Offering
Public Offering Price Per Share	$0.25	$0.25

Net Tangible Book Value Prior To This Offering	$8,360	$8,360

Net Tangible Book Value After Offering	$70,360	$170,360

Immediate Dilution Per Share To New Investors	$0.242	$0.232

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

		Total
	Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid
Existing Stockholders	$0.001	8,525,000	96%(minimum) 92%(maximum)	$8,360

Investors in This Offering (Minimum)	$0.25	400,000	4%	$100,000

Investors in This Offering (Maximum)	$0.25	800,000	8%	$200,000

 INVESTOR SUITABILITY REQUIREMENTS

Geographical Requirements

This offering is limited to investors resident in Colorado.

Each prospective investor should consult with his, her or its own attorney, accountant and/or financial advisor to discuss the implications of the information contained herein and the merits and risks of an investment in the shares. WE reserve the right to make OUR own DETERMINATION, in OUR sole discretion, as to whether any prospective investor meets the above suitability standards.

Purchasers in any subsequent trading market must comply with the applicable securities laws of the State in which they purchase our common stock.

PLAN OF DISTRIBUTION

The officers and directors will not purchase Shares in this offering, including, but not limited to, purchases of Shares in order to reach the minimum offering amount..

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. We believe that Messrs. Ross Bernstein, Neil Bernstein, Kirk Hanson, and William Hartman specifically meet the provisions of Rule 3a4-1(a)(1)-(3) and (4)(ii) because neither is subject to a statutory disqualification, as that term is defined under Section 3(a)39 of the Securities Exchange Act of 1934; neither will be compensated, directly or indirectly for his participation in the offering; neither will not be, at the time of his participation, an associated person of a broker or dealer; and both will meet all of the elements of Rule 3a4-1(a)(4)(ii).

The Shares will be sold at the fixed price of $0.25 per Share until the completion of this offering. There is no minimum amount of subscription required by any particular investor.

This offering will commence on the date of this prospectus and continue for a period of 120 days, unless we extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us for a potential total of 210 days. (the "Expiration Date").

Pending the receipt and payment of any checks gathered to satisfy the $100,000 minimum, all proceeds will be held in a non-interest bearing escrow by the Escrow Agent for this offering. The Escrow Agent is Community Banks of Colorado, who has the sole signature authority over this account and determines whether the minimum offering requirements are satisfied. Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension period, for a potential total of 210 days. Once the minimum offering requirements are satisfied,, the funds will be released to us for use in the implementation of our business plans. (See "Use of Proceeds".) The offering will then continue until the maximum offering is sold and the total of $200,000 is received, or the offering expires, whichever first occurs. Once the maximum amount has been raised, all funds collected up to the maximum will be deposited directly into our operating bank account for use in operations. In the event the minimum offering amount is not sold prior to the Expiration Date, all monies will be returned to investors, without interest or deduction.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Each of our directors is elected by the stockholders to a term of one year and serves until his successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Age	Position(s)
Ross Bernstein 11679 E. Berry Place Englewood, Colorado 80111	48	President, Chief Executive Officer and Director

Kirk Hanson 11679 E. Berry Place Englewood, Colorado 80111	38	Vice President, Chief Operating Officer, and Director

Neil Bernstein 11679 E. Berry Place Englewood, Colorado 80111	52	Chief Financial Officer ,Secretary-Treasurer

William Hartman 11679 E. Berry Place Englewood, Colorado 80111	40	Vice President, Chief Technology Officer, and Director

The persons named above are expected to hold said offices/positions until the next annual meeting of our stockholders. These officers and directors are our only officers, directors, promoters and control persons.

Background Information about Our Officers and Directors

Ross Bernstein has been the President Chief Executive Officer, Treasurer, Chief Financial Officer and a Director of our company since inception in December, 2006. He has been involved in the data storage and data management sector of computer technology for over twenty years. He began his technology sales career with Columbine Systems of Golden, Colorado in 1985, selling IBM hardware to the broadcast industry. In 1991 he was employed by R-Squared of Englewood, Colorado. His role there was inside sales with focus on Financial Services Institutions as a vertical market. Within six month he became an outside sales representative and a top revenue producer in the company. In 1995 he went to work at Data Management Solutions, Inc of Denver, Colorado as a sales representative and within six months was named Executive Vice President of Sales and Marketing. Within two years under his purview annual revenues rose from $600,000 to over $16,000,000. In January of 1999 he started his own company, Value Technology, Inc (VTI). VTI was acquired by SANZ, Inc., a publicly traded Colorado Company in July of 2000. He worked at SANZ until November, 2004 as the Vice President of Sales and Business Development. At that time, he became Director of Storage Solutions at Paragon Solutions Group, a private Colorado company. He left Paragon Solutions Group in 2007 to found our company. He will devote a minimum of forty hours per week to our operations.

Kirk Hanson has been a Vice President Chief Operating Officer and a Director of our company since inception in December, 2006. He has over 15 years of experience with various high-tech companies  He began his career in computer technology with data storage focus in 1997 as the Chief Financial and Operations Officer for Data Management Solutions (DMSI). After DMSI was acquired by Cranel, he was named the Business Manager of Professional Services where he ran the Professional Services organization of 28 consultants. From Cranel he joined Mr. Ross Bernstein at VTI where they together with Mr. Hartman grew a start up company from $0 to $6M in an 18 month span. After the acquisition of VTI by SANZ Mr. Hanson became the Vice President of Sales Operations and Chief Information Officer of this publicly traded company. He left in SANZ in November of 2006 and is now employed at Z5Systems. He will devote a minimum of  ten hours per month to our operations.

William Hartman has been a Director and Chief Technology Officer of our company since inception in December, 2006. Mr. Hartman has 20 years experience in the data storage industry. He has provided consulting assessments, design and implementing services for complex and large-scale storage, disaster recovery and backup infrastructures. His experience in this field has equated to industry wide recognitions as one of the foremost experts in this business. Currently in his fifth year at SANZ in the role of Vice President of Technology and Architecture he is responsible for the coordination and delivery of all technology solutions - Storage, Backup and Recovery, and Business Continuance to the US Government. Bill developed the SANZ “Go to Market” technology solutions, created the Assessment Services Methodology and delivery programs. His biggest projects include a backup and recovery assessment of over 6000 servers globally for a large European bank, the Global DR architecture for the US Marine Corp and the Enterprise Storage Architecture for the FBI. Prior to joining SANZ, Bill’s roles at Veritas and IBM included technical architect and solutions specialist between field and product development. He will devote a minimum of  ten hours per month to our operations.

Neil Bernstein has been the Chief Financial Officer and Secretary-Treasurer of our company since inception in December, 2006. He has since held various positions focused on financial planning and development for individuals and small businesses. His experience as a Financial Principal at Spencer Olsen Securities provided him a strong knowledge and understanding of the regulatory rules and regulations associated with publicly traded companies. Mr. Bernstein graduated from Franklin Pierce College in 1976 with a Bachelor of Science Degree in Public Accounting. He will devote a minimum of ten hours per month to our operations.

EXECUTIVE COMPENSATION

None of our officers and directors are compensated for the work they perform on our behalf. However, our officers and directors are reimbursed for any out-of-pocket expenses they incur on our behalf. In addition, in the future, we may approve payment of salaries for our management, but currently, no such plans have been approved. In addition, none of our officers, directors or employees is a party to any employment agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be assuming completion of the sale of all shares in this offering, which we can't guarantee. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares. A total of 8,525,000 shares are issued and outstanding.

			Percentage of Ownership
	No. of	No. of
Name and Address	Shares	Shares		After Offering
Beneficial	Before	After	Before
Owner(1)	Offering	Offering	Offering	Min.	Max.

Ross Bernstein(2) 11679 E. Berry Place Englewood, Colorado 80111	6,500,000	6,500,000	76.2%	72.8%	69.8%

Kirk Hanson 11679 E. Berry Place Englewood, Colorado 80111	300,000	300,000	3.5%	3.4%	3.2%

Neil Bernstein 11679 E. Berry Place Englewood, Colorado 80111	100,000	100,000	1.2%	1.1%	1%

William Hartman 11679 E. Berry Place Englewood, Colorado 80111	300,000	300,000	3.5%	3.4%	3.2%

All Officers and Directors as a Group (four persons)	7,200,000	7,200,000	84.4%	80.7%	77.2%
_______________________

(1)	All shares of owned beneficially or of record.
(2)	Ross Bernstein owns 3,500,000 shares of record. His wife owns 3,000,000 shares of record.
_______________________

Future Sales by Existing Stockholders

A total of 8,525,000 shares have been issued to the existing stockholders, all of which are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale. Any sale of shares held by the existing stockholders (after applicable restrictions expire) and/or the sale of shares purchased in this offering (which would be immediately resalable after the offering), may have a depressive effect on the price of our common stock in any market that may develop, of which there can be no assurance.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share and 1,000,000 shares of Preferred Stock, $0.01 par value per share to have such preferences as our board of directors may determine from time to time. At June 30, 2007, a total of 8,525,000 common shares and no shares of Preferred Stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

Our preferred shares are entitled to such rights, preferences and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

Options

We have not issued any options or other derivative securities.

Shares Eligible for Future Sale

When we complete the maximum offering, we will have 8,925,000 outstanding shares of common stock. The 800,000 shares of our common stock sold in this offering will be freely transferable unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be restricted, which means they were originally issued in offerings that were not registered on a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, including a person who may be deemed our affiliate, who has beneficially owned restricted shares of common stock for at least one year would be entitled to sell publicly within any three-month period a number of shares that does not exceed the greater of:

1% of the number of shares of our common stock then outstanding, which will equal approximately 90,000 shares immediately after the maximum offering; or the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks before the filing of a notice on Form 144 relating to the sale.

Sales under Rule 144 are governed by manner of sale provisions and notice requirements and to the availability of current public information about us. As of December, 2007, all of the 8,525,000 restricted shares of our common stock will become eligible for sale pursuant to Rule 144, if these volume and manner of sale limitations are complied with. Until December,  2007, no restricted shares of our common stock would be eligible for sale pursuant to Rule 144. Until December, 2008, no shares of our common stock could become subject to sale under Rule 144(k). We are unable to estimate accurately the number of restricted shares that will actually be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of the sellers and other factors.

INDEMNIFICATION

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to provide indemnification to the fullest extent permitted by the laws of the State of Colorado.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

DESCRIPTION OF OUR BUSINESS

General Information

Data Storage Consulting Services, Inc. was incorporated in the State of Colorado on December 12, 2006. We plan to sell data storage protection and consulting services to small and medium businesses.  We believe that most small and medium businesses do not protect their data assets adequately and cannot afford to use the current offerings of the major storage vendors in the market today.  Further, as a result of increasing compliance requirements, such as Sarbanes-Oxley, many small and medium businesses previously unwilling to entertain discussions about data storage are open to the concept.  The problem of data loss has the effect of shuttering the majority of small companies that are affected within 5 years of the event.  During the 9/11 terrorist attacks that brought down the Trade Centers, over 200 small and medium businesses had to close their doors, in large part, because they did not having a proper data storage protection practice in place. We believe that this problem represents approximately a $200 million opportunity for data storage protection services for small and medium business in the Denver Colorado area alone.

Industry Overview

Network storage systems are secondary, high-speed computer networks dedicated to data storage and backup functions. Demand for data storage is the result of the growth of data-intensive applications, from areas such as document imaging, pharmaceutical development, electronic banking, satellite imagery manipulation and scientific research, to applications as common as email. In addition to our potential clients’ fundamental need to store increasing quantities of data, the ability to access that data rapidly (referred to as “availability”) also drives infrastructure requirements, as today’s businesses depend on rapid response times in many functions, both for internal operations and to enable responsiveness to customers and vendors. Moreover, regulatory and geopolitical developments over the past several years have converged with general business requirements to cause businesses to recognize the need for effective data archiving and the corresponding need for rapid recovery of that data in the event of disaster or other failure. Consolidating data storage in networks at centralized data centers is one way to address each of these requirements by increasing the accessibility of data to multiple end-users, maintaining effective archives of that data and at the same time offering potential for lower costs through increased utilization and more efficient management.

Networked storage systems have become accepted solutions for data storage, and are increasingly adopted because they address many of the storage-related challenges arising in today’s open systems networks, including:

•	The generally higher cost of direct-attached storage environments due to inefficient storage utilization and high maintenance costs in those environments;

•	The isolation and resulting performance inefficiencies of direct-attached storage environments that result from restrictive server-to-storage connectivity and incompatible storage protocols;

•	The often greater complexity of upgrading server and storage capacities in direct-attached environments; and

•	The generally greater complexity of providing comprehensive data security, protection and disaster recovery functionalities in direct-attached environments.

By centralizing data storage functions, storage networks create a reservoir of storage resources that can be shared both locally and over long distances, thereby increasing resource utilization and allowing the data to be shared, managed and accessed by diverse end-users. Because the personnel and other costs of managing a computer infrastructure are sometimes greater than the hardware and software costs, this increased manageability also provides opportunities for cost savings over traditional direct-attached storage.

Data backup and disaster recovery systems are natural adjuncts to data storage systems. We design and implement these in both networked and direct-attached environments, depending on the client’s requirements. These systems create repositories for maintaining additional electronic copies of an organization’s data, which can guard against both small-scale failures, such as the malfunction of a single computer, and large-scale disasters, such as the destruction of an entire data center. There now exists a variety of technologies for building such backup and disaster recovery systems, including both tape and disk systems.

The Solution

Unlike existing methods which may be too costly for most small or medium business budgets, and if purchased, too disruptive to the operation of those businesses, our approach is to assist the businesses by providing the data protection as an integrated service rather than a capital expenditure.  For our clients, this means that they do not have to employ data storage protection specialists in their IT departments, nor do they have to come up with the capital expenditure to afford a typical solution.  We are able to do this because we believe that we have a depth of expertise in the enterprise data protection industry.  Our patent pending storage system will be combined with our service department to provide the data protection that will allow our clients to focus on building their business, instead of worrying about their most important asset, data.

The Services

These are the services we plan to provide to our clients:

1.	Assessment of Data Storage policies and procedures including:
a.	On-Line Disk Storage
b.	Near-Line Disk Storage
c.	Off-Line Storage: Tape or Optical
d.	Backup and Restore
e.	Disaster Recovery
f.	Business Continuance
2.	Discovery of critical data assets and their value to the existence of these companies.
3.	Identification of financial value of data based on companies’ internal policies and procedures.
4.	Discovery of regulatory requirements for industry specific data assets.
5.	Design and implementation of data storage solution to accommodate the needs of the business using the data protection appliance.
6.	Design and implementation of Disaster Recovery and Business Continuance plan.

It is critical to the success of any infrastructure design to have the maximum amount of information available to the design consultant. The gathering of this data by out consultants will be done through a process that includes: personnel interviews, system discovery using software collection methodology, manual review and inventory of technology assets, regulatory agency investigation, and review of internal financial practice. Once this information is gathered and documented in the final assessment deliverable will include:

1.	Financial Impact review
2.	Compliance Review
3.	Solution Design
4.	Implementation Schedule
5.	Pricing proposal

The Product:

We have a patent pending storage appliance which is an integrated hardware and software product.

Software Features:

1.	Windows Based
2.	NAS services
3.	CIFS services
4.	iSCSI services
5.	Smart Folders Capabilities

Hardware Features;

1.	Intel Based Processor
2.	2u Enclosure
3.	Fully available via/MS Cluster software
4.	Battery Backup
5.	SAN/NAS/ISCSI connectivity

Overview of Operations:

Our goal is to develop clients who will sign annual contracts that will enable us to manage their data storage using one of two methods:

Outsource: A client would have their entire data storage infrastructure managed using our storage product. This will be accomplished by placing the product with the client and then contracting for a specific set of services provided by us. The extent of the services will be identified by our initial assessment. The clients’ data would be stored at a third party Storage Services Provider from whom we plan to contract. We have not identified a specific Storage Services Provider at this point, but we consider such Providers to be readily available. The revenue derived from this type of arrangement would be an annual contract, the cost of which will be determined by the amount of data and the services needed.

In-house: The client would contract with us to manage their entire data storage infrastructure at their location. This would include the purchase and implementation of the proposed product from us and an annual agreement with us for a storage consultant to monitor the client’s data.

We believe that utilizing our existing personal and business relationships will be essential to our overall success. Our plan is to concentrate our sales and marketing efforts in the Denver Metropolitan area. With the proceeds of the minimum offering, we plan to operate our storage consulting business only in the Denver metro area. With the maximum proceeds, we plan to expand the geographical coverage of our business to include the entire Western United States.

Revenue Opportunities:

We see three potential revenue streams available to us:

1.
Consulting Services: Consulting services would offer a one time revenue opportunity to us. This service would be offered at a cost based on the size of the client’s data storage environment and number of computer seats.

2.
Support Services: Support services would offer recurring revenue. The revenue derived from this type of arrangement would be an annual contract the cost of which will be determined by the amount of data and the services needed by the client. These contracts would typically be negotiated on a 1, 3 or 5 year term.

3.	Appliance Sales: The cost of the appliance will be based on the amount of storage and the services provided.

Management and Employees

At this time we have no full time employees. If the offering is successful and we obtain the minimum proceeds we will initiate the hiring of two full time Storage Consultants. We will also have two of the board members join the organization on a part time basis to initiate the growth from a sales and marketing prospective.

While Mr. Ross Bernstein, Mr. Hanson and Mr. Hartman have had extensive business start up, consulting and sale of data storage solutions experience, as we expand, we intend to hire additional employees. However, we have no present plans to do so. We may hire part-time help as needed from time-to-time for specific projects. We do not pay salaries to our officers. However, we reimburse them for any out-of-pocket expenses they incur on our behalf. In addition, in the future, we may approve the payment of salaries for our management, but currently, no such plans have been approved. We do not currently pay for vacation, holidays or provide major medical coverage. None of our officers or directors is a party to any employment agreement. However, we may adopt such plans in the future.

Marketing and Promotion

We plan to market through our direct sales organization as well as the numerous technology outsourcing companies in the storage management market. The directors and officers of the company have extensive personal and business in this area.  We believe that through word of mouth advertising and personal contacts we believe we can develop a client base that will provide initial revenue opportunity for the business.

Patents and Trademarks:

We do not currently have any patents or trademarks outstanding. We have applied for a patent on our Data Storage Solution product, Patent Application No. 10,366,063. If we determine it is feasible to file for trademark protection, we will do so. Other than our Patent Application, we have no plans to acquire any patents or trademarks.

Competition

The existing Data Storage Consulting space is extremely competitive. The market for data storage is served by many manufacturers, value added resellers, storage solution providers and storage service providers, and is generally highly competitive. Major computer system firms all offer storage systems along with their server, workstation and desktop computer systems. To some extent, our products and services compete with those systems. We also face direct competition from manufacturers specializing in storage technology products. Some of these manufacturers are EMC/EMC Software Group, Hitachi Data Systems, Sun Microsystems, and Network Appliance. Some product companies address the market with a direct sales model, some employ a channel partner-only strategy, while most use a hybrid strategy that includes both. As noted in “RISK FACTORS,” many or all of these manufacturers have greater financial and other resources than we have. With companies like these focused on this growing segment of technology the opportunity to participate in Fortune 5000 accounts in not a realistic objective. However we believe that small and medium sized companies are currently growing at a higher percentage than the largest organizations. We plant to focus our energy on these accounts and believe this space will provide the necessary client base and revenues to make this an extremely successful and profitable opportunity.

A number of these competitors would also be key technology suppliers of ours. Those that are not would provide competition in our accounts and markets. In some cases, in large legacy accounts of technology partners, we will face competition directly from those suppliers. A large number of private company value-added resellers (“VARs”) serve as sales and distribution outlets for the manufacturers listed above, and although many of these offer only component sales and distribution, we sometimes compete with these companies at the client-user level. We also plan to face competition from other resellers offering the same or similar equipment from the same technology partners. In general, these competitors are regional. We expect to compete with companies that characterize themselves as storage solution providers, in whole or in part, such as GTSI, MTI, Cranel and Datalink.

The methods of competition vary widely between accounts and between individual sales opportunities, but in general include a blend of product performance, service and price. We seek to provide a high level of expertise and service to our clients rather than merely reselling products at the lowest possible cost. We believe that a reasonable number, though clearly not all, customers for these types of products would place value on the engineering expertise and service that we provide during and after the sales process, and accordingly will purchase from us, as a full solution provider, rather than from a low-cost component reseller.

Government and Industry Regulation

We are not subject to any material government or industry regulation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following table provides selected financial data about us for the year ended December 31, 2006 and for the six months ended June 30, 2007.  For detailed financial information, see the audited and unaudited Financial Statements included in this prospectus.

Balance Sheet Data: 12/31/06

Cash	$900
Total assets	$900
Total liabilities
Shareholders' equity	$900

Balance Sheet Data: 6/30/07

Cash	$1,060
Total assets	$8,560
Total liabilities	$200
Shareholders' equity	$8,360

Operating Data: 12/31/06

Revenue	$-

Operating Expenses	$8,450
Net Loss	$-8,450

Operating Data: 6/30/07

Revenue	$-

Operating Expenses	$40
Net Loss	$-40

Results of Operations

We have no operating history. We have only recently been organized. We were incorporated in December, 2006. In addition, we have a history of losses. Furthermore, our losses may continue into the future. We have never had a profitable fiscal year.

We have had no revenues for each of the reporting periods.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate clients who will purchase our products and use our services and our ability to generate revenues.

We have had no operations for each of the reporting periods.

Operating expenses, which includes depreciation and general and administrative expenses for the six months ended June 30, 2007 was $40.  Our operating expenses from inception (December 12, 2006) through the fiscal year ended December 31, 2006 was $8,450. The major components of operating expenses to date include professional fees.

We plan to make every effort to keep operating expenses constant as product sales and consulting services develop. We do not plan to carry any inventory. Therefore, each additional sale or service and correspondingly the gross profit of such sale or service should have minimal offsetting operating expenses. Thus, additional sales could become profit at a higher return on sales rate as a result of not needing to expand operating expenses at the same pace.

We had a net loss of $40 for the six months ended June 30, 2007. For our first fiscal year end, we had a net loss of $8,450 through December 31, 2006 and a net loss of $8,490 from inception (December 12, 2006) through June 30, 2007.

Based upon our current plans, we plan to adjust our operating expenses so that cash generated from operations and from working capital will be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $36,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $36,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources

As of June 30, 2007, we had cash or cash equivalents of $1,060.

Net cash provided by operating activities was $160 for the period from inception through June 30, 2007 and for the six months ended June 30, 2007.  This is a related party payable. We anticipate that overhead costs in current operations will remain fairly constant as sales develop.

Cash flows used by investing activities were $7,500 for the period from inception through June 30, 2007 and for the six months ended June 30, 2007. All consisted of deferred offering costs.

Cash flows provided by financing activities accounted for $7,500 for the six months ended June 30, 2007 and $8,400 for the period from inception through June 30, 2007. These cash flows were all related to sales of stock.

Over the next twelve months our capital costs will be approximately $10,000 to $12,000 primarily to develop operations. We plan to buy office equipment to be used in our operations.

We believe that the offering will provide sufficient capital in the short term for our current level of operations. This is because we believe that we can attract sufficient product sales and services within our present organizational structure and resources to become profitable in our operations. Additional resources will be needed to expand into additional locations, which we have no plans to do at this time.

Otherwise, we do not anticipate needing to raise additional capital resources in the next twelve months.

Until the offering is complete and the current operations become cash flow positive, our officers and directors will fund the operations to continue the business. This includes the situation in which the minimum offering is not sold. At this time we have no other resources on which to get cash if needed without their assistance.

Our principle source of liquidity will be our operations. We expect variation in revenues to account for the difference between a profit and a loss. Also business activity is closely tied to the economy of Denver and the U.S. economy. A slow down in purchases of technology could have a negative impact to our business. In any case, we try to operate with minimal overhead. Our primary activity will be to seek to develop clients and, consequently, our sales. If we succeed in expanding our client base and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur. Our plan is to build our company in any manner which will be successful.

Plan of Operation

Our plan for the twelve months immediately after the closing of this offering is to operate at a profit or at break even. Our plan is to attract sufficient additional product sales and services within our present organizational structure and resources to become profitable in our operations.

Currently, we are conducting business in only one location in the Denver Metropolitan area. We have no plans to expand into other locations or areas. The timing of the completion of the milestones needed to become profitable are not directly dependent on the success of this Offering. We believe that we can achieve profitability as we are presently organized with sufficient business.

Other than the shares offered by this prospectus no other source of capital has been identified or sought.

If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;

2.	Continue to seek alternative and acceptable sources of capital;

3.	Bring in additional capital that may result in a change of control; or

4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources

Currently, we have sufficient capital to implement our proposed business operations or to sustain them for the next twelve months. If we can become profitable, we could operate at our present level indefinitely.

If we raise less than the maximum in this offering, we will use the funds raised as disclosed in "Use of Proceeds" as discussed in this registration statement. If we only raise the minimum offering, we will use the funds raised as disclosed in "Use of Proceeds" as discussed in this registration statement. With the proceeds of only the minimum offering, we believe that we can adjust our sales and expenses to operate for at least one year before we become profitable or go out of business.

To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

Proposed Milestones to Implement Business Operations

At the present time, we are operating from one location in the Denver Metropolitan area. Our plan is to make our operation profitable by the end of our next fiscal year. We estimate that we must generate approximately $3,000 in sales per month to be profitable.

We believe that we can be profitable or at break even by the end of the current fiscal year, assuming sufficient sales. Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $36,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations . In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $36,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business

No commitments to provide additional funds have been made by management or current shareholders. There is no assurance that additional funds will be made available to us on terms that will be acceptable, or at all, if and when needed. We expect to continue to generate and increase sales, but there can be no assurance we will generate sales sufficient to continue operations or to expand.

 We also are planning to rely on the possibility of referrals from clients and will strive to satisfy our clients. We believe that referrals will be an effective form of advertising because of the quality of service that we bring to clients. We believe that satisfied clients will bring more and repeat clients.

In the next 12 months, we do not intend to spend any material funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

DESCRIPTION OF PROPERTY

We currently own various items of office equipment. We rent office space from our President, Mr. Ross Bernstein under a verbal month to month lease for which we pay no rent per month.  This office space is located at 11679 E. Berry Place, Englewood, Colorado 80111. We currently carry no inventory and have no other property. With the proceeds of this offering, we do not plan to acquire inventory.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We rent office space from our President and major shareholder, Mr. Ross Bernstein, under a verbal month to month lease for which we pay no rent per month.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock. Following completion of this offering, we intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board. As of June 30, 2007, we had nineteen holders of our common stock.

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the client and of the rights and remedies available to the client with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the client:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the client's account.

 In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Reports

Once our registration statement under Form SB-2 has been declared effective, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The stock transfer agent for our securities is X-Clearing Corp, of Denver, Colorado. Their address is 535 Sixteenth Street, Suite 810, Denver, Colorado 80202. Their phone number is (303)573-1000.

SUBSCRIPTION AGREEMENT AND PROCEDURES

We will accept no subscriptions or indications of interest until our registration statement is effective. At that point, all subscriptions must be made by the execution and delivery of a subscription agreement, a form of which is attached to this prospectus as Annex A. By executing the subscription agreement, each purchaser will agree to pay the purchase price of the shares subscribed for at the closing at which such subscription is accepted. We have the right to revoke any offers made under this prospectus and to refuse to sell shares to a particular subscriber if the subscriber does not promptly supply all information we request or if we disapprove the sale. Subscriptions are not binding until accepted. We will refuse any subscription by giving written notice to the subscriber by personal delivery or first-class mail. We may reject any subscription at any time prior to acceptance, in whole or in part, in our sole discretion.

In order to subscribe for shares, a prospective investor must deliver the following documents to the placement agent:

1. a complete and executed subscription agreement, in the form attached to this prospectus as Annex A;

2. a complete and executed investor suitability questionnaire, in the form provided by us, if we find it necessary; and

3. the full amount of the subscription price paid in United States dollars in cash or by check, bank draft or money order made payable to Data Storage Consulting Services, Inc.-Community Banks of Colorado Escrow Account.

EXPERTS AND LEGAL COUNSEL

Our financial statements included in this prospectus have been audited by independent certified public accountants. We include those financial statements in reliance on the report of the firm of Ronald R. Chadwick, P.C., of Aurora, Colorado, given upon their authority as experts in accounting and auditing.

The law firm of David Wagner & Associates, P.C. of Greenwood Village, Colorado has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering. An affiliate of this firm owns 350,000 shares of our common stock.

AVAILABLE INFORMATION

We have filed this registration statement on Form SB-2, of which this prospectus is a part, with the U.S. Securities and Exchange Commission. Upon completion of this registration, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-KSB, 10-QSB and 8-KSB, proxy statements, under Sec.15(d) of the Exchange Act, and other information with the Commission. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F. Street N.E., Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

DATA STORAGE CONSULTING SERVICES, INC.

FINANCIAL STATEMENTS

December 31, 2006,
& June 30, 2007 (Unaudited)

DATA STORAGE CONSULTING SERVICES, INC.
Financial Statements

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Balance sheets	F- 2
Statements of operations	F-3
Statements of stockholders’ equity	F-4
Statements of cash flows	F-5
Notes to financial statements	F-7

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado  80014
Phone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Data Storage Consulting Services, Inc.
Englewood, Colorado

I have audited the accompanying balance sheets of Data Storage Consulting Services, Inc. as of December 31, 2006 and June 30, 2007, and the related statements of operations, stockholders' equity and cash flows for the period from December 12, 2006 (inception) through December 31, 2006, the six months ended June 30, 2007, and for the period from December 12, 2006 (inception of the development stage) through June 30, 2007. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Storage Consulting Services, Inc. as of December 31, 2006 and June 30, 2007, and the related statements of operations, stockholders' equity and cash flows for the period from December 12, 2006 (inception) through December 31, 2006, the six months ended June 30, 2007, and for the period from December 12, 2006 (inception of the development stage) through June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                            /s/ Ronald R. Chadwick, P.C.
July 24, 2007
RONALD R. CHADWICK, P.C.

DATA STORAGE CONSULTING SERVICES, INC.
(A Development Stage Company)
BALANCE SHEETS

	Dec. 31, 2006	June 30, 2007
ASSETS

Current assets
Cash	$900	$1,060
Total current assets	900	1,060

Deferred offering costs		7,500

Total Assets	$900	$8,560

LIABILITIES
& STOCKHOLDERS' EQUITY

Current liabilities
Related party payables	$-	$200
Total current liabilities	-	200

Total Liabilities	-	200

Stockholders' Equity
Preferred stock, $.10 par value;
1,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $.001 par value;
50,000,000 shares authorized;
8,450,000 (2006) and 8,525,000 (2007)	8,450	8,525
shares issued and outstanding
Additional paid in capital	900	8,325
Deficit accumulated during the development stage	(8,450)	(8,490)

Total Stockholders' Equity	900	8,360

Total Liabilities and Stockholders' Equity	$900	$8,560

The accompanying notes are an integral part of the financial statements.

DATA STORAGE CONSULTING SERVICES, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			Dec. 12, 2006
	Dec. 12, 2006		(Inception of
	(Inception)	Six Months	Dev. Stage)
	Through	Ended	Through
	Dec. 31, 2006	June 30, 2007	June 30, 2007

Revenue	$-	$-	$-

Operating expenses:
General and administrative	8,450	40	8,490
	8,450	40	8,490

Income (loss) from operations	(8,450)	(40)	(8,490)

Other income (expense):	-	-	-

Income (loss) before provision
for income taxes	(8,450)	(40)	(8,490)

Provision for income tax	-	-	-

Net income (loss)	$(8,450)	$(40)	$(8,490)

Net income (loss) per share
(Basic and fully diluted)	$(0.00)	$(0.00)

Weighted average number of
common shares outstanding	8,450,000	8,491,667

The accompanying notes are an integral part of the financial statements.

DATA STORAGE CONSULTING SERVICES, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY

				Deficit
	Common Stock			Accumulated	Stock-
		Amount	Paid In	During The	holders'
	Shares	($.001 Par)	Capital	Dev. Stage	Equity

Balances at Dec. 12, 2006 (Inception)	-	$-	$-	$-	$-

Issuance of stock to founders for
services	8,450,000	8,450			8,450

Paid in capital - founders			900		900

Gain (loss) for the period				(8,450)	(8,450)

Balances at December 31, 2006	8,450,000	$8,450	$900	$(8,450)	$900

Sales of common stock	75,000	75	7,425		7,500

Gain (loss) for the period				(40)	(40)

Balances at June 30, 2007	8,525,000	$8,525	$8,325	$(8,490)	$8,360

The accompanying notes are an integral part of the financial statements.

DATA STORAGE CONSULTING SERVICES, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			Dec. 12, 2006
	Dec. 12, 2006		(Inception of
	(Inception)	Six Months	Dev. Stage)
	Through	Ended	Through
	Dec. 31, 2006	June 30, 2007	June 30, 2007

Cash Flows From Operating Activities:
Net income (loss)	$(8,450)	$(40)	$(8,490)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Related party payables		200	200
Compensatory stock issuances	8,450		8,450
Net cash provided by (used for)
operating activities	-	160	160

Cash Flows From Investing Activities:
Deferred offering costs		(7,500)	(7,500)
Net cash provided by (used for)
investing activities	-	(7,500)	(7,500)

(Continued On Following Page)

The accompanying notes are an integral part of the financial statements.

DATA STORAGE CONSULTING SERVICES, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

			Dec. 12, 2006
	Dec. 12, 2006		(Inception of
	(Inception)	Six Months	Dev. Stage)
	Through	Ended	Through
	Dec. 31, 2006	June 30, 2007	June 30, 2007

Cash Flows From Financing Activities:
Sales of common stock		7,500	7,500
Paid in capital	900		900
Net cash provided by (used for)
financing activities	900	7,500	8,400

Net Increase (Decrease) In Cash	900	160	1,060

Cash At The Beginning Of The Period	-	900	-

Cash At The End Of The Period	$900	$1,060	$1,060

Schedule Of Non-Cash Investing And Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of the financial statements.

DATA STORAGE CONSULTING SERVICES, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Data Storage Consulting Services, Inc. (the “Company”), was incorporated in the State of Colorado on December 12, 2006. The Company was formed to provide data management, consulting and storage services to clients.

Development stage company

The Company is currently in the development stage and has no significant operations to date.

Fiscal year

The Company employs a fiscal year ending December 31.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of six months or less as cash equivalents.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Financial instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheet, approximates fair value.

DATA STORAGE CONSULTING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
(A Development Stage Company)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Products and services, geographic areas and major customers

The Company plans to generate revenue from the sale of data storage services. Sales are anticipated to be to external customers, either domestic or foreign.

Recent Accounting Pronouncements

In March 2006, the FASB issued SFAS No. 156 "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Company has adopted the provisions of SFAS No. 156, which are effective in general for an entity's fiscal year beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

In December 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”, to improve consistency and comparability in fair value measurements, and to expand related disclosures. The Company has adopted the provisions of SFAS No. 157, which are effective for financial statements for fiscal years beginning after November 15, 2007. The adoption did not have a material effect on the results of operations of the Company.

DATA STORAGE CONSULTING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
(A Development Stage Company)

NOTE 2. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to SFAS 109.

At December 31, 2006 the Company had approximately $8,500 in unused federal net operating loss carryforwards, which begin to expire principally in the year 2026. A deferred tax asset of approximately $1,700 resulting from the loss carryforward has been offset by a 100% valuation allowance. The change in the valuation allowance in 2006 was approximately $1,700.

NOTE 3. GOING CONCERN

The Company has suffered losses from operations that raise substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 4.  STOCK OFFERING

The Company is currently planning to sell up to 800,000 shares of its common stock on a best efforts basis for $0.25 per share, or $200,000, under a Form SB-2 offering. The costs of this offering through June 30, 2007 amounted to $7,500. This amount will reduce the offering proceeds if the offering is successful, or will be deducted as part of operations if the offering is unsuccessful.

ANNEX A

Form of Common Stock Subscription Agreement

Data Storage Consulting Services, Inc.
11679 E. Berry Place
Englewood, Colorado 80111

Gentlemen:

This subscription agreement relates to the offer made Data Storage Consulting Services, Inc., a Colorado corporation (the "Company"), to sell between $100,000 (the "Minimum Offering") and $200,000 (the "Maximum Offering") in shares of Company common stock (the "Shares"), pursuant to the prospectus filed with the SEC, and as same may be amended or supplemented from time to time (the "Prospectus'). The undersigned has received a copy of the Prospectus and wishes to purchase Shares on the terms, and subject to the conditions, set forth below and in the Prospectus. The undersigned understands that pending sale of the $100,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering.

1.	Subscription

1.1
The undersigned hereby irrevocably subscribes, in accordance with the terms and conditions of this Subscription Agreement (the "Agreement"), for the purchase of the number of Shares, at the price per Share, set forth on the signature page to the Agreement. The undersigned hereby delivers to the Company (i) an executed copy of this Agreement, (ii) an executed copy of the Investor Suitability Questionnaire, if applicable, and. (iii) personal, bank, cashier's check or wire transfer for the aggregate purchase price, as reflected on the signature page to this Agreement (the "Purchase Price") payable to "Community Banks of Colorado, Escrow Agent, for Data Storage Consulting Services, Inc., as Escrow agent", as follows:

    [Escrow Agent]
    [Bank]
    [ABA Routing No.]
    [Account No.]
    [Reference]

1.2
The Purchase Price and the executed Agreement will be held, for the benefit of the undersigned until accepted by the Company pursuant to Section 2 below. If the Agreement is not accepted by _____ , 2007 in accordance with Section 2 of this Agreement (the "Termination Date"), then, the Purchase Price will be promptly returned to the undersigned.

1.3
After a determination has been made, based upon the undersigned's representations herein, that the undersigned is a suitable purchaser of the Shares and the conditions set forth in Section 2 are met, the Company will accept this Agreement and the Escrow Agent will deliver the Purchase Price to the Company. Following delivery of the Purchase Price, the Company shall promptly deliver to the undersigned a stock certificate representing the number of Shares for which the undersigned hereby subscribes.

2.
Acceptance of Agreement. It is understood and agreed that the Company shall have the right to accept or reject this Agreement, in whole or in part, for any reason whatsoever. The shares will be offered at a price of $0.25 per share for a period of one hundred and twenty (120) days from the date of this prospectus, subject to a ninety (90) day extension, for a potential total of 210 days.

3.
Representations and Warranties of Subscriber. Tie undersigned hereby represents and warrants to the Company (knowing that the Company will be relying on these matters to determine the undersigned's suitability as an investor and the availability of securities law exemptions) that:

A-l

3.1
The undersigned has received the Prospectus. Additionally, the Company has afforded the undersigned or the undersigned's representative with access to and an opportunity to obtain other information regarding the Company requested by the undersigned. The undersigned has not relied on any oral representations of any kind.

3.2
The undersigned is not "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933 (the `Securities Act"), meaning that the undersigned has either (i) an individual net worth or joint net worth with the undersigned's spouse in excess of$l,000.000, or(ii) an individual annual income in excess of $200,000 in each of the two most recent years r a joint income with the undersigned's spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level (ii) the current year, or (iii) if a corporation. trust or partnership net formed for the specific purpose of the investment in the Shares, total assets in excess of $7,000.000. All statements made by the undersigned in the Investor Suitability Questionnaire are true, complete and correct.

3.3
Immediately prior to the undersigned's execution of this Agreement, the undersigned had such knowledge and experience in financial and business matters: (including experience with investments of a similar nature), that the undersigned was capable of evaluating the merits and risks of an investment in the Shares.

3.4
The undersigned recognizes that the purchase of the Shares is a speculative investment that involves a high degree of risk, including but not limited to those risks referred to in the Prospectus, and is suitable only for persons with the financial capability of making and holding long-term investments not readily reducible to cash.

3.5
The undersigned, if not an individual investor, is empowered and duly authorized to enter into tins Agreement under its governing document, trust instrument, pension plan, charter, certificate of incorporation, bylaw provision and the like.

3.6	The type of ownership in which the undersigned is applying to purchase Shares is as follows: (Check One)

_______	INDIVIDUAL OWNERSHIP (One signature required)
_______	JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (Both parties must sign)
_______	TRUST (Please include name of trustee, date trust was formed and a copy of the Trust Agreement or other authorization)
_______	CORPORATION (Please include Certified Corporate Resolution authorizing signature)
_______	PARTNERSHIP (Please include a copy of the Statement of Partnership or Partnership Agreement authorizing signature)
_______	COMMUNITY PROPERTY (Two signatures required)
_______	TENANTS-IN-COMMON (Both parties must sign)

4.
Continuing Obligation to Furnish Information. These representations and warranties are true, complete and accurate as of the date hereof and shall be true, complete and accurate as of the date of delivery of the Purchase Price to the Company and shall survive such delivery. If, in ally respect, such representations and warranties shall not be true and accurate prior to receipt of notice of acceptance of this Agreement, the undersigned shall give written notice of such fact to the Company, specifying which representations and warranties are not true and accurate and the reasons therefore.

5.	Miscellaneous.

5.1	Survival. The representations and warranties made herein shall survive the consummation of the transaction contemplated hereby.

5.2	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without regard to principles of conflicts of laws.

5.3
In the event that any dispute where to arise in connection with this Agreement or with the undersigned's investment in the Company, the undersigned agrees, prior to seeking any other relief at law or equity, to submit the matter to binding arbitration in accordance with the rules of the National Association of Securities Dealers at a place to be designated by the Company.

5.4
Entire Agreement; Amendment. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other written or oral agreements, understandings and negotiations. This Agreement may not be amended except by a writing signed by both the Company and the undersigned.

5.5
Attorneys' Fees. If any action at law and in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party maybe entitled.

5.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Agreement this _______ day of ______________________, 2007.

Name(s) of Subscriber(s)

Address

_______________________________________________

_______________________________________________

_______________________________________________

Social Security or Tax I.D. No.

_______________________________________________

Purchaser Representative (if any)

_______________________________________________

Name and Address
_______________________________________________

_______________________________________________

_______________________________________________

ACCEPTANCE

The foregoing subscription is hereby accepted and receipt of payment is hereby acknowledged with respect to Shares.

Dated: ________________________________

Data Storage Consulting Services, Inc.

By __________________________________
      Authorized Officer

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of directors and officers.

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 25. Other expenses of issuance and distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows:

Legal and consulting fees	$30,000
Accounting	5,000
Registration fees	100
Printing of Prospectus	2,000
Miscellaneous	900

TOTAL	$38,000

Item 26. Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of securities without registration since inception. No such sales involved the use of an underwriter; no advertising or public solicitation  were involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On December 12, 2006, we issued common shares at $.001 per share for services to the following persons and entities:

Name	Number of Shares	Consideration
Ross Bernstein	3,500,000	$3,500,00 services

Teri Bernstein	3,000,000	$3,000,00 services

Deborah Alderman	600,000	$600 services

Langdon Limited Liability Company	350,000	$350 services

Kirk Hanson	300,000	$300 services

Bill Hartman	300,000	$300 services

Lisa Alderman	100,000	$100 services

Bryan Alderman	100,000	$100 services

Neil Bernstein	100,000	$100 services

Zonni Bernstein	100,000	$100 services

Total	8,450,000

On June  10, 2007, we issued common shares at $0.10 per share for cash to the following persons and entities:

Name	Number of Shares	Consideration
Daniel C. Oister	10,000	$1,000 cash

Steve Nash	10,000	$1,000 cash

Gordon C. Post	10,000	$1,000 cash

Al Eglow	10,000	$1,000 cash

Joe Cutuli	10,000	$1,000 cash

Barry Hendler	10,000	$1,000 cash

Abigail Stewart	5,000	$500 cash

Warren Ehrlich	5,000	$500 cash

David Loven	5,000	$500 cash

Total	75,000

In all of the transactions shown above, the issuance, delivery and sale of our common stock were made pursuant to the private offering exemption within the meaning of Section 4(2) of the Act because the offers were made to a limited number of people, all of whom received all material information concerning the investment and all of whom have had sophistication and ability to bear economic risk based upon their representations to us and their prior experience in such investments.

In all of the transactions shown above, we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported in this section.

There have been no further issuances of securities through the date of this Registration Statement.

Item 27. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion re: Legality
9.0	Form of Escrow Agreement
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (See Exhibit 5.1)

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Englewood, State of Colorado.

Data Storage Consulting Services, Inc.
Date: July 26, 2007	By:	/s/ Ross Bernstein
Ross Bernstein, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 26, 2007	By:	/s/ Neil Bernstein
Neil Bernstein
Secretary-Treasurer, Principal Accounting Officer, and Financial Officer

Date: July 26, 2007	By:	/s/ William Hartman
William Hartman
Director

Date: July 26, 2007	By:	/s/ Kirk Hanson
Kirk Hanson
Director